Exhibit 99.1

                                                                                      Contact:       Mark D. Boehmer

                                                                                                            VP & Treasurer

                                                                                                            (336) 861- 3603

FOR IMMEDIATE RELEASE

SEALY REPORTS CONTINUED STRONG SALES AND EARNINGS IMPROVEMENTS

Sales Growth of 11.8% for Fiscal Year 2005, Net Debt Reduction of $112 Million

ARCHDALE, North Carolina (February 27, 2006) — Sealy Mattress Corporation reported net sales of $364.6 million for the quarter ending November 27, 2005, an increase of 13.2% from $322.0 million for the same period a year earlier.  Gross profit was $159.5 million or 43.7% of sales as compared with $139.4 or 43.3% of sales for the same period a year earlier.  Net income was $16.6 million, compared with $12.2 million from the same period a year ago.  For the year ending November 27, 2005, Sealy reported net sales of $1,469.6 million, an increase of $155.6 million or 11.8% from $1,314.0 million in fiscal 2004. Gross profit was $651.6 million or 44.3% of sales as compared with $573.9 million or 43.7% a year earlier. Net income was $73.7 million or 5.0% of sales, as compared to a net loss of $38.3 million a year earlier. The 2004 net loss included a pretax charge of $133.1 million for recapitalization expenses. Adjusted EBITDA(1), as defined in the credit agreement governing its senior secured credit facilities, was $233.1 million for the year ending November 27, 2005 compared with $200.0 million a year earlier, an increase of 16.6%. Sealy’s debt, net of cash, at November 27, 2005 was $839.4 million, down $112.1 million from the end of the prior fiscal year end.

(1)           Please see the attached tables below for a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

“We are pleased with our 2005 results,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.  “During the year, Sealy generated record sales levels as a result of continued strong consumer demand for our brands worldwide and new product introductions.  That strong demand combined with our continuing focus on improving efficiencies in our facilities and our ongoing focus on working capital improvements allowed us to reduce our debt, net of cash by $112.1 million during the year.”

During late August and September, 2005 the Gulf Coast hurricanes caused a significant temporary disruption to the supply of an essential raw material used to manufacture polyurethane foam, a material used in the majority of Sealy’s bedding products.  As a result, there was a temporary foam shortage that affected many North American manufacturers.  Sealy experienced some limited impact on production schedules across all of its North American mattress plants for approximately four weeks during the fourth quarter.  By re-prioritizing production and delivery schedules and locating alternative sources of foam products, Sealy successfully limited the impact of this disruption.  The company was able to resume normal production and delivery schedules by the end of October.  This disruption did not have a material impact on Sealy’s financial results for fiscal 2005.

Sealy also announced its annual fiscal year end conference call for Tuesday, February 28th at 2:00 pm EST.  The dial-in number is: (888) 423-3271(Domestic), (612) 288-0337(International).

Sealy is the largest bedding manufacturer in the world with sales of $1,469 million in 2005. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy

Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 25 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.  For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

SEALY MATTRESS CORPORATION

Consolidated Balance Sheets

(in thousands, except share amounts)

	November 27, 2005	November 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$36,554	$22,779
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2005—$20,409; 2004—$14,776)	175, 414	172,829
Inventories	60,141	51,923
Assets held for sale	1,405	8,983
Prepaid expenses and other current assets	12,372	18,713
Deferred income taxes	16,555	23,898

	302,441	299,125

Property, plant and equipment—at cost:
Land	11,671	11,887
Buildings and improvements	89,140	86,125
Machinery and equipment	218,898	203,678
Construction in progress	9,226	8,229

	328,935	309,919
Less accumulated depreciation	160,958	145,740

	167,977	164,179

Other assets:
Goodwill	384,646	387,508
Other intangibles—net of accumulated amortization (2005—$4,755; 2004—$4,658)	4,559	4,555
Debt issuance costs, net, and other assets	32,812	41,910

	422,017	433,973

Total Assets	$892,435	$897,277

SEALY MATTRESS CORPORATION

Consolidated Balance Sheets

(in thousands, except share amounts)

	November 27, 2005	November 28, 2004
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion-long-term obligations	$12,769	$8,542
Accounts payable	119,558	96,566
Accrued expenses:
Customer incentives and advertising	37,958	35,829
Compensation	44,138	37,142
Interest	18,414	27,366
Other	47,360	49,795

	280,197	255,240

Due to parent company	6,231	3,376
Long-term obligations, net of current portion	863,209	965,795
Other noncurrent liabilities	43,659	45,774
Deferred income taxes	12,356	10,835
Commitments and contingencies	—	—

Stockholders’ deficit:
Common stock, $0.01 par value; Authorized 1,000 shares; Issued (2005 — 1,000; 2004—1,000)	—	—

Additional paid-in capital	458,620	458,620
Accumulated deficit	(774,475)	(848,158)
Accumulated other comprehensive income	2,638	5,795

	(313,217)	(383,743)

Total Liabilities and Stockholders’ Deficit	$892,435	$897,277

SEALY MATTRESS CORPORATION

Consolidated Statements Of Operations

(in thousands)

	Year Ended
	November 27, 2005	November 28, 2004	November 30, 2003
Net sales—Non-affiliates	$1,469,574	$1,306,990	$1,157,887
Net sales—Affiliates	—	7,030	31,973

Total net sales	1,469,574	1,314,020	1,189,860

Cost and expenses:
Cost of goods sold—Non-affiliates	817,978	736,074	676,414
Cost of goods sold—Affiliates	—	4,035	18,693

Total cost of goods sold	817,978	740,109	695,107

Gross Profit	651,596	573,911	494,753
Selling, general and administrative (including provisions for bad debts $3,231, $3,149, and $5,047, respectively)	456,187	430,881	398,400
Recapitalization expense	—	133,134	—
Plant/Business closing and restructuring charges	—	624	1,825
Amortization of intangibles	566	1,208	1,103
Royalty income, net of royalty expense	(13,220)	(14,171)	(12,472)

Income from operations	208,063	22,235	105,897
Interest expense	71,563	69,928	68,525
Other (income) expense, net	5,353	(861)	907

Income (loss) before income taxes	131,147	(46,832)	36,465
Income tax expense (benefit)	57,464	(8,549)	18,196

Net income (loss)	$73,683	$(38,283)	$18,269

See accompanying notes to consolidated financial statements.

SEALY MATTRESS CORPORATION

 Consolidated Statements Of Cash Flows

(in thousands)

	Year Ended
	November 27, 2005	November 28, 2004	November 30, 2003
Cash flows from operating activities:
Net income (loss)	$73,683	$(38,283)	$18,269
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,873	25,367	24,902
Non-cash charges related to debt extinguishments	3,400	—	—
Impairment charges	—	—	1,825
Deferred income taxes	8,588	(16,231)	(718)
Non-cash interest expense:
Discount (premium) on Senior Subordinated Notes, net	—	(227)	15
Junior Subordinated Note	—	—	4,742
Amortization of debt issuance costs and other	4,094	3,376	4,814
Non-cash charges associated with recapitalization:
Stock based compensation	—	24,571	—
Write off of deferred debt charges	—	14,377	—
Other	—	3,279	—
Other, net	3,217	2,227	(3,134)
Changes in operating assets and liabilities:
Accounts receivable	(2,585)	(10,087)	5,753
Inventories	(8,218)	(2,510)	4,020
Prepaid expenses and other current assets	5,555	594	(2,332)
Accounts payable	22,992	11,088	16,388
Accrued expenses	1,112	19,754	7,761
Other liabilities	(2,664)	6,207	4,757

Net cash provided by operating activities	131,047	43,502	87,062

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,354)	(22,773)	(13,291)
Cash received from affiliate notes and investments	—	13,573	13,611
Proceeds from sale of property, plant and equipment	9,979	1,768	257

Net cash provided by (used in) investing activities	(19,375)	(7,432)	577

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization :
Proceeds from issuance of common stock	—	436,050	—
Treasury stock repurchase	—	(748,146)	—
Proceeds from issuance of new long-term obligations	—	1,050,000	—
Repayment of existing long-term debt	—	(737,128)	—
Debt issuance costs	—	(36,403)	—
Repayments of long-term obligations	(120,642)	(90,000)	—
Issuance of public notes	—	—	51,500
Repayments of long-term obligations	—	—	(62,237)
Net borrowings on revolving credit facilities	13,171	5,000	—
Other borrowings	7,624	1,953	1,098
Equity issuances	—	63	103
Other	2,249	2,552	(5,119)

Net cash used in financing activities	(97,598)	(116,059)	(14,655)

Effect of exchange rate changes on cash	(299)	1,668	673

Change in cash and cash equivalents	13,775	(78,321)	73,657
Cash and cash equivalents:
Beginning of period	22,779	101,100	27,443

End of period	$36,554	$22,779	$101,100

Supplemental disclosures:
Taxes paid (net of tax refunds $168, $2,292 and $512 in fiscal 2005, 2004 and 2003, respectively)	$40,683	$6,440	$22,382
Interest paid	$76,421	$62,635	$50,211

Our new long-term obligations contain various financial tests and covenants.  Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing our senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.  We are currently in compliance with all debt covenants.  The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

Certain covenants contained in the senior secured credit facilities and senior subordinated notes are based on what we refer to herein as “Adjusted EBITDA.” In those agreements, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. Adjusted EBITDA is presented herein as it is a material component of these covenants. For instance, the indenture governing the senior subordinated notes and the agreement governing our senior secured credit facilities each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the senior subordinated notes would prohibit us and our subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the senior subordinated notes, our ability to pay dividends is restricted by formula based on the amount of Adjusted EBITDA. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. See Part II, Item 6 herein for a reconciliation of EBITDA to our cash flows from operations.

  The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

	Fiscal Year Ended
	November 27, 2005	November 28, 2004
Net Income (loss)	$73.7	$(38.3)
Interest cost	71.6	69.9
Income taxes	57.4	(8.5)
Depreciation and amortization	21.9	25.4

EBITDA	224.6	48.5
Recapitalization expenses	—	133.1
Management fees to KKR	2.1	1.4
Unusual and nonrecurring losses:
Post-closing residual plant costs	0.4	5.7
Bank refinancing charge	6.3	—
Bonus to option holders related to parent company financing transaction	—	4.0
Other (various)	(0.3)	7.3

Adjusted EBITDA	$233.1	$200.0

The following table presents a reconciliation of EBITDA to cash flows from operations:

	Fiscal Year Ended
	November 27, 2005	November 28, 2004

EBITDA	$224.6	$48.5
Adjustments to EBITDA to arrive at cash flow from operations:
Cumulative effect of change in accounting principle	—	—
Interest expense	(71.6)	(69.9)
Income taxes	(57.5)	8.5
Non-cash charges against (credits to) net income:
Equity in losses (income) of investees	—	—
Business closure and impairment charges	—	—
Deferred income taxes	8.6	(16.2)
Non-cash interest expense	4.1	3.1
Non-cash charges related to debt extinguishments	3.4	—
Non-cash charges associated with the recapitalization	—	42.2
Other, net	3.2	2.2
Changes in operating assets & liabilities	16.2	25.1

Cash flow from operations	$131.0	$43.5